NSAR ITEM 77C
VK LIT Strategic Stock
Vote of Security Holders



THE TOTAL NUMBER OF SHARES OUTSTANDING AS OF FEBRUARY 15, 2002, THE RECORD DATE, WAS 3,202,159.871 FOR THE PORTFOLIO WITH A TOTAL OF
3,158,919.471 TABULATED PROXIES. THERE ARE [NO] SHARES VOTING IN PERSON FOR THE PORTFOLIO.

THE PROPOSAL REGARDING THE REORGANIZATION OF THE VAN KAMPEN LIFE
INVESTMENT TRUST - STRATEGIC STOCK PORTFOLIO WAS APPROVED BY A MAJORITY OF THE SHARES. THE NUMBERS ARE AS FOLLOWS: IN FAVOR: 2,805,329.916;
AGAINST: 126,763.767; ABSTAINING: 226,825.788.